Exhibit (h)(25)

FIFTH AMENDED AND RESTATED FEE WAIVER AGREEMENT

THIS FIFTH AMENDED AND RESTATED FEE WAIVER AGREEMENT (the “Waiver Agreement”) is made as of this 18th day of November, 2022, to be effective as of January 31, 2023, by and between EA Series Trust, a Delaware statutory trust (the “Trust”), on behalf of its series, the Alpha Architect Value Momentum Trend ETF (the “Fund”) and Empowered Funds, LLC, a Pennsylvania limited liability company (the “Adviser”). The Trust and the Adviser are referred to herein as the “Parties.”

BACKGROUND:

A.	The Trust has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and engages in the business of investing and reinvesting its assets in securities and other investments.

B.	The Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment advisory services.

C.	The Trust has selected the Adviser to serve as the investment adviser for the Fund pursuant to an investment advisory agreement between the Trust and the Adviser entered into as of February 6th, 2017 (the “Advisory Agreement”).

D.	The Fund, in accordance with its investment objective and policies, may invest primarily in other exchange-traded funds (“Underlying Funds”) advised by the Adviser.

E.	The Trust has selected the Adviser to serve as the investment adviser for each of the Underlying Funds pursuant to an investment advisory agreement (the “Underlying Funds Advisory Agreement”).

F.	The Trust and the Adviser are parties to a Fourth Amended and Restated Fee Waiver Agreement dated as of November 23, 2020 (the “Superseded Agreement”).

G.	The Parties desire to amend and restate the terms of the Superseded Agreement, and the Parties hereby terminate the Superseded Agreement effective as of the effective date of this Waiver Agreement.

H.	This Background section is hereby incorporated by reference into and made a part of this Waiver Agreement.

TERMS:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. Fee Waiver. The parties hereby agree that the Adviser shall, for the term of this Waiver Agreement, waive all or a portion of its investment advisory fees payable under the Advisory Agreement to the extent necessary to prevent (i) management fees paid to the Adviser pursuant to the Advisory Agreement plus (ii) the aggregate amount of management fees paid to the Adviser pursuant to the Underlying Funds Advisory Agreement that are directly attributable to the Fund’s ownership of shares of the Underlying Funds, from exceeding 0.69% of the Fund’s average daily net assets.

The level of the Fee Waiver may be adjusted from time to time only by the mutual written agreement of the Parties.

2. Recoupment. There shall be no recoupment by the Adviser, unless specifically agreed to by the Parties in writing.

3. Term and Termination. The initial term of this Waiver Agreement shall commence on the date first set forth above and, unless earlier terminated in accordance to its terms, shall end on January 31, 2025. Thereafter, this Waiver Agreement shall automatically renew for successive one-year terms unless the Adviser provides written notice to the Trust of the termination of this Waiver Agreement, which notice shall be received by the Trust at least 30 days prior to the end of the then-current term. In addition, this Waiver Agreement shall automatically terminate upon termination of the Advisory Agreement. Finally, Board of Trustees of the Trust, in its sole discretion, may terminate this Waiver Agreement upon 60 days’ written notice to the Adviser.

4. Entire Agreement; Modification; Amendment. This Waiver Agreement constitutes the complete understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto (including the Superseded Agreement). Each provision herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the enforceability of any such other provision or agreement. No modification or amendment of this Waiver Agreement shall be binding unless in writing and executed by the parties.

IN WITNESS WHEREOF, the Parties have caused this Waiver Agreement to be executed as of the date first written above to become effective on January 31, 2023.

EA SERIES TRUST (On behalf of the Alpha Architect Value Momentum Trend ETF)

By:	/s/ Wesley R. Gray
Name:	Wesley R. Gray
Title:	Interested Trustee

EMPOWERED FUNDS, LLC

By:	/s/ Patrick R. Cleary
Name:	Patrick Cleary
Title:	Managing Member